Exhibit 99.1

To Our Shareholders:

We are pleased to present you with this report on Citizens Financial Corp.’s financial performance for the first three quarters of 2005 and its financial condition as of September 30, 2005.

The bank experienced significant growth during the third quarter with total assets rising $11,077,612. Much of this may be traced to an increase in deposits. Similar to the second quarter, however, a portion of this growth reflects the temporary needs of certain commercial customers. We estimate the total of these temporary deposits at September 30 to be $7.6 million. Excluding these items deposit growth for the year approximates $12.8 million. Loans have also grown, up $3,634,995 in the third quarter and $5,917,749 year to date, while our securities portfolio has risen $9,254,225 since year end.

Our earnings performance has also improved significantly from last year. Through September 30, net income has increased $298,391 to $1,424,911. On a per share basis earnings are up $.50 to $2.29. This is the result of a reduction in our provision for loan loss expense and improved net interest income. The relative flatness of the yield curve and higher noninterest expenses have prevented an even greater improvement in income, however.

The positive results we have achieved so far this year represent excellent building blocks for the future. Looking forward, we are very encouraged that we can achieve our goal of becoming the premier financial institution in our market. As we work toward that end, we’d like to thank you for your continuing support.

Sincerely,

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDITION- (Unaudited)

	September 30,
	2005	2004
ASSETS

Cash and due from banks	$6,278,979	$5,944,313
Federal funds sold	5,895,793	350,000
Securities available for sale	62,292,770	52,192,790
Loans, less allowance for loan losses of $1,534,837 and $1,306,065, respectively	151,340,437	144,788,157
Premises and equipment	4,142,911	4,251,308
Accrued interest receivable	1,166,916	1,032,010
Other assets	4,712,001	4,419,310

Total assets	$235,829,807	$212,977,888

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$24,886,708	$23,667,645
Interest bearing	160,823,539	144,463,057

Total deposits	185,710,247	168,130,702
Short-term borrowings	21,913,941	17,948,315
Long-term borrowings	5,744,114	4,825,215
Other liabilities	1,906,137	1,728,216

Total liabilities	215,274,439	192,632,448

Common stock, authorized 2,250,000 shares of $2.00 par value, issued 750,000 shares	1,500,000	1,500,000
Additional paid in capital	2,100,000	2,100,000
Retained earnings	20,515,362	19,525,837
Treasury stock, at cost, 129,187 and 126,072 shares, respectively	(3,233,344)	(3,084,614)
Accumulated other comprehensive income	(326,650)	304,217

Total shareholders’ equity	20,555,368	20,345,440

Total liabilities and shareholders’ equity	$235,829,807	$212,977,888

STATEMENTS OF INCOME- (Unaudited)

	Nine months ended September 30,
	2005	2004
INTEREST INCOME

Interest and fees on loans	$7,830,984	$6,981,309
Interest and dividends on securities:
Taxable	1,247,729	1,264,718
Tax-exempt	245,381	241,126
Interest on federal funds sold	85,972	15,082

Total interest income	9,410,066	8,502,235

INTEREST EXPENSE

Interest on deposits	2,373,506	1,965,279
Interest on short-term borrowings	354,091	218,246
Interest on long-term borrowings	126,488	90,153

Total interest expense	2,854,085	2,273,678

Net interest income	6,555,981	6,228,557
Provision for loan losses	205,999	834,899

Net interest income after provision for loan losses	6,349,982	5,393,658

NONINTEREST INCOME

Trust department income	150,633	120,181
Service fees	568,042	534,543
Insurance commissions	21,712	21,829
Securities gains	—	23,185
Brokerage income	62,216	44,523
Secondary market loan fees	77,277	43,113
Other	174,726	237,161

Total noninterest income	1,054,606	1,024,535

NONINTERST EXPENSE

Salaries and employee benefits	2,713,693	2,593,461
Net occupancy expense	253,396	192,107
Equipment rentals, depreciation and maintenance	360,903	363,190
Data processing	456,793	412,164
Director fees	189,175	166,827
Postage expense	131,751	131,330
Professional service fees	188,984	125,714
Stationery	124,032	122,470
Purchased software	167,660	117,790
Other	742,735	739,328

Total noninterest expense	5,329,122	4,964,381

Income before income taxes	2,075,466	1,453,812
Income tax expense	650,555	327,292

Net income	$1,424,911	$1,126,520

Basic and fully diluted earnings per common share	$2.29	$1.79

Average common shares outstanding	622,119	628,283

Dividends per common share	$.90	$0.90

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT

Chairman of the Board

ROBERT J. SCHOONOVER

President and Chief Executive Officer

WILLIAM T. JOHNSON, JR.

Vice President

THOMAS K. DERBYSHIRE, CPA

Vice President and Treasurer

LEESA M. HARRIS

Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

WILLIAM T. JOHNSON, JR.

CYRUS K. KUMP

ROBERT J. SCHOONOVER

L.T. WILLIAMS

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

      Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

WILLIAM T. JOHNSON, JR.

DICKSON W. KIDWELL

CYRUS K. KUMP

FRANKLIN M. SANTMYER, JR.

ROBERT J. SCHOONOVER

THOMAS A WAMSLEY

L. T. WILLIAMS

C. CURTIS WOODFORD

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

      Director Emeritus